Exhibit 5.1

300 North LaSalle

Chicago, IL 60654

United States

+1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

    February 28, 2020

Clear Channel Worldwide Holdings, Inc.

and the Guarantors set forth below

4830 North Loop 1604W, Suite 111

San Antonio, Texas 78249

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Clear Channel Worldwide Holdings, Inc., a Nevada corporation (the “Issuer”), Clear Channel Outdoor Holdings, Inc., a Delaware corporation, 1567 Media LLC, a Delaware limited liability company, CCOI Holdco III, LLC, a Delaware limited liability company, CCOI Holdco Parent I, LLC, a Delaware limited liability company, CCOI Holdco Parent II, LLC, a Delaware limited liability company, Clear Channel Adshel, Inc., a Delaware corporation, Clear Channel Electrical Services, LLC, a Delaware limited liability company, Clear Channel IP, LLC, a Delaware limited liability company, Clear Channel Metra, LLC, a Delaware limited liability company, Clear Channel Outdoor Holdings Company Canada, a Delaware corporation, Clear Channel Outdoor, LLC, a Delaware limited liability company, Clear Channel Spectacolor, LLC, a Delaware limited liability company, Exceptional Outdoor, Inc., a Florida corporation, Get Outdoors Florida, LLC, a Florida limited liability company, IN - TER - SPACE Services, Inc., a Pennsylvania corporation, Outdoor Management Services, Inc., a Nevada corporation, and Universal Outdoor, Inc., an Illinois corporation (collectively, the “Guarantors” and, collectively with the Issuer, the “Registrants”).

In this opinion letter: (i) Clear Channel Outdoor Holdings, Inc., 1567 Media LLC, CCOI Holdco III, LLC, CCOI Holdco Parent I, LLC, CCOI Holdco Parent II, LLC, Clear Channel Adshel, Inc., Clear Channel Electrical Services, LLC, Clear Channel IP, LLC, Clear Channel Metra, LLC, Clear Channel Outdoor Holdings Company Canada, Clear Channel Outdoor, LLC and Clear Channel Spectacolor, LLC are also referred to as the “Delaware Registrants”; (ii) Exceptional Outdoor, Inc. and Get Outdoors Florida, LLC are also referred to as the “Florida Registrants”; (iii) Universal Outdoor, Inc. is also referred to as the “Illinois Registrant”; (iv) the Issuer and Outdoor Management Services, Inc. are also referred to as the “Nevada Registrants”; and (v) IN - TER - SPACE Services, Inc. is also referred to as the “Pennsylvania Registrant.”

This opinion letter is being delivered in connection with the proposed registration by the Issuer of $1,901,525,000 in aggregate principal amount of the Issuer’s 9.25% Senior Notes due

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Clear Channel Worldwide Holdings, Inc.

and the Guarantors set forth below

February 28, 2020

2024 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2020, under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Note Guarantees”). The Exchange Notes and the Note Guarantees are to be issued pursuant to the Indenture, dated as of February 12, 2019 (the “Original Indenture”), among the Issuer, certain of the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Supplemental Indenture, dated as of May 1, 2019 and a Second Supplemental Indenture, dated as of August 23, 2019, whereby certain additional Guarantors joined the Original Indenture (the “Supplemental Indentures,” and collectively with the Original Indenture, the “Indenture”). The Exchange Notes and the Note Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 9.25% Senior Notes due 2024 (the “Existing Notes”) and the guarantees thereof, of which $1,901,525,000 in aggregate principal amount is outstanding on the date hereof and is subject to the exchange offer pursuant to the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Registrants and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Registrants, and such other documents as we have deemed necessary or appropriate as a basis for the advice set forth below, including (i) the articles or certificates of incorporation and certificates of formation, as applicable, and the bylaws and operating agreements, as applicable, of the Registrants; (ii) resolutions of the boards of directors (or a committee thereof), boards of managers or sole members, as applicable, of the Registrants with respect to the issuance of the Exchange Notes and the Note Guarantees; (iii) the Original Indenture and the Supplemental Indentures; (iv) the Registration Statement; and (v) the Exchange and Registration Rights Agreement, dated as of February 12, 2019 (the “Registration Rights Agreement”), among the Issuer, certain of the Guarantors and the initial purchasers named therein.

We have assumed for purposes of this letter: (i) each document we have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that the parties thereto (other than the Delaware Registrants and the Illinois Registrant) had the power, corporate or other, to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate action of parties and that such documents were or will be duly executed and delivered by each party thereto (other than the Delaware Registrants and the Illinois Registrant); and (ii) that the Registration Rights Agreement and every other agreement we have examined for purposes of this letter constitutes a valid and binding agreement of each party to that document and that each

Clear Channel Worldwide Holdings, Inc.

and the Guarantors set forth below

February 28, 2020

such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement, and that each party to any document is in good standing and duly incorporated or organized under the laws of the state of its incorporation or organization (except that we make no such assumption with respect to the Delaware Registrants and the Illinois Registrant). We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. “General principles of equity” include but are not limited to: (A) principles limiting the availability of specific performance and injunctive relief; (B) principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; (C) principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; (D) principles which may permit a party to cure a material failure to perform its obligations; and (E) principles affording equitable defenses such as waiver, laches and estoppel.

Based upon and subject to the assumptions, qualifications, exclusions and limitations set forth in this letter, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Existing Notes, the Exchange Notes will be valid and binding obligations of the Issuer and the Note Guarantees will be valid and binding obligations of the Guarantors.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Illinois Business Corporation Act, in each case, without our having made any investigation as to the applicability of any specific law unless such advice specifically references a specific law, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. We express no opinion as to what law might be applied by any courts to resolve any issue addressed by our opinion and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

Clear Channel Worldwide Holdings, Inc.

and the Guarantors set forth below

February 28, 2020

For purposes of our opinion that the Exchange Notes will be valid and binding obligations of the Issuer and the Note Guarantees will be valid and binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of: (i) Holland & Knight LLP, with respect to the Florida Registrants, (ii) Snell & Wilmer L.L.P., with respect to the Nevada Registrants, and (iii) Reed Smith LLP, with respect to the Pennsylvania Registrant, that such Registrants have the requisite corporate or other power to perform their obligations under the Indenture, the Exchange Notes and the Note Guarantees, that such Registrants have duly authorized, executed and delivered the Indenture and have duly authorized the Exchange Notes and the Note Guarantees, as applicable, and that the Indenture, the Exchange Notes and the Note Guarantees do not conflict with, or require consents under, the laws of their respective states of organization. We are not licensed to practice in Florida, Nevada or Pennsylvania, and we have made no investigation of, and do not express or imply an opinion on, the laws of such states. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York, Delaware or Illinois be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP